EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, GA 31750
(229) 426-6002

Colony Bankcorp, Inc. Announces Second Quarter Dividend

FITZGERALD, GA., June 18, 2003—Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that the Board of Directors declared a quarterly cash dividend of $0.085 per share payable July 11, 2003 to shareholders of record June 30, 2003. This represents an increase of 21.43% over the cash dividend paid of $0.07 per share in the second quarter a year ago and an increase of 13.33% over the cash dividend of $0.075 paid in first quarter 2003.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia and has seven banking subsidiaries with twenty-two locations in Central and South Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Sylvester, Tifton, Moultrie, Douglas, Broxton, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company approximate $825 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”